SECURITY AGREEMENT

Security Agreement, dated as of August 26, 2004, by Platinum IT Consulting, Inc., a Delaware corporation (the "Debtor"), and Global IT Holdings, Inc., a Nevada corporation, in favor of Parker, Clark Data Processing, Inc., a New York corporation, in its capacity as agent (in such capacity, the "Agent" or the "Secured Party"), on behalf of and for the ratable benefit of Parker, Clark Data Processing, Inc. and Platinum I.T. Consulting Inc., a New York corporation, and their respective successors and assigns (hereinafter collectively referred to as the "Obligees").

WITNESSETH:

WHEREAS, each of the Obligees has agreed to enter into transactions pursuant to which they are and will be owed money by the Debtor on the condition that interalia, Debtor grants to Agent for the ratable benefit of the Obligees a perfected security interest in the Collateral (defined below) as collateral security for, interalia, the payment and performance of all indebtedness, liabilities and obligations of any kind at any time owing by Debtor to any of the Obligees; and

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce each of the Obligees to enter into the above referenced transaction, the parties hereby agree as follows:

ARTICLE 1.
DEFINITIONS

1.1Definitions. Capitalized terms and phrases used in this Agreement without definition shall have the respective meanings set forth below; provided, however, any terms and phrases (whether capitalized or not) that are used in this Agreement and are not defined below and are defined in Article 8 or 9 of the Uniform Commercial Code as now in effect in the State of New York (all of such Uniform Commercial Code, the "UCC" or the "Code") shall have the respective meanings set forth in Article 8 or 9 of the UCC, as applicable. The following terms shall have the following meanings:

(a) "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, the first Person. The Parent and the Debtor and Persons either one controls shall be deemed Affiliates of all of the others.

(b) "Ancillary Documents" or "Related Documents" shall mean the Note, the Asset Purchase Agreement, this Agreement, the other Security Documents and all documents now or hereafter executed which directly or indirectly relate to or are issued or provided in connection with any of the foregoing, as now or hereafter amended, restated, supplemented or otherwise modified from time to time.

(c) "Asset Purchase Agreement" shall mean the Asset Purchase Agreement dated as of May 26, 2004 between Debtor, Parent and the Obligees, as now or hereafter amended, restated, supplemented or otherwise modified from time to time.

(d) "Business Days" shall have the meaning set forth in the Note.

(e) "Closing Account" shall mean a Deposit Account established on or before the earlier of the effective date of Parent's SB-2 Registration Statement and February 26, 2005 with a reputable financial institution selected by Agent containing at least $300,000 and subject to Agent's first priority and only perfected security interest.

(f) "Collateral" shall have the meaning set forth in Section 2.1 of this Agreement.

(g) "Debt" shall mean (i) indebtedness or liability for borrowed money, for the purchase price of property or services (including trade obligations) or evidenced by promissory notes or other instruments; (ii) obligations as lessee under capital leases; (iii) obligations under letters of credit issued for the account of any Person; (iv) obligations arising under bankers' or trade acceptance facilities; (v) guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations, obligations to provide funds for payment and/or to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (vi) obligations secured by any Lien on property owned by such Person, whether or not the obligations have been assumed; (vii) obligations or securities convertible or exchangeable into any of the items described in this definition; (viii) obligations under any agreement providing for a swap, ceiling rates, ceiling and floor rates, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above in this definition; and (ix) obligations in connection with any factoring or financing arrangement or any arrangement having a similar effect to any of the foregoing.

(h) "Event of Default" shall have the meaning set forth in the Note.

(i) Initial Paid in Capital" shall mean $2,000,000 invested by Parent to Purchaser.

(j) "Intellectual Property" shall mean the collective reference to all rights, priorities and privileges relating to intellectual property of any kind, including, without limitation, websites, copyrights, if any, copyright licenses, if any, patents, if any, patent licenses, if any, the Trademarks and the Trademark Licenses, if any, computer software and licenses with respect thereto, and all rights to sue at law or in equity for any infringement or other impairment, of any of the foregoing, including the right to receive all proceeds and damages therefrom.

(k)"Laws"shall mean any treaty, federal, state or local statute, law, rule, regulation, ordinance, order, code, policy, approvals, permits, licenses, authorizations, or rule of common law, now or hereafter in effect, and any judicial or administrative interpretation thereof by a governmental authority or otherwise, including any judicial or administrative order, consent decree or judgment.

(1) "Lien" shall mean any mortgage, pledge, hypothecation, security interest, adverse claim, collateral assignment, lien (statutory or other), or other security interest or encumbrance or claim of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or Uniform Commercial Code of any jurisdiction.

(m) "Note" shall mean the Promissory Note dated as of even date herewith executed by the Debtor in favor of Parker, Clark Data Processing, Inc. and Platinum I.T. Consulting Inc., a New York corporation, as now or hereafter amended, restated, supplemented or otherwise modified from time to time.

(n) "Obligations" shall mean the collective reference to the unpaid purchase price, all amounts owing under the Note or the Asset Purchase Agreement, whether of principal, interest or otherwise, and all other debts, obligations and liabilities of the Debtor to any or all of the Obligees or the Agent of any and every kind (including, without limitation, interest accruing during or after any Event of Default and interest accruing during or after any Event of Default based on the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any, certain or all of the Ancillary Documents or any replacements or refinancings of any of the foregoing or otherwise, in each case whether on account of purchase price, principal, interest, adjustments, accounts receivable, security deposits, reimbursement obligations, fees, costs, expenses, damages, indemnities or otherwise (including, without limitation, all fees and disbursements of counsel to the Agent or any of the Obligees that are required to be paid by the Debtor or the Parent pursuant to the terms of any of the Ancillary Documents) and all amounts advanced or spent by Agent or any of the Obligees for the maintenance or preservation of the Collateral and all other expenditures the Agent or any of the Obligees may make under the provisions of this Agreement or any of the Ancillary Documents for the benefit of Debtor or the Parent.

(o) "Parent" shall mean Global IT Holdings, Inc.,a Nevada corporation and its successors and assigns.

(p) "Permitted Financing" shall mean any one Debt financing secured out of Debtor's assets, solely by Debtor's accounts receivable securing not in excess of $1,500,000 in the aggregate outstanding at any time from August 26, 2004 through August 26, 2005, $2,000,000 in the aggregate outstanding at any time from August 27, 2005 through August 26, 2006, $3,000,000 in the aggregate outstanding at any time from August 27, 2006 through August 26, 2007 and $4,000,000 in the aggregate outstanding at any time from August 27, 2007 through August 26, 2008. The aggregate obligations in connection with such Permitted Financing shall not exceed any of the above limitations during the applicable periods.

(q) "Person" shall mean any natural person, corporation, partnership, limited partnership, trust, limited liability company, association, joint venture, organization or other entity or association of any kind.

(r) "Receivables" shall mean any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance, including, without limitation, any Account, accounts receivable, contract rights, Chattel Paper, Instruments, all Payment Intangibles, acceptances, drafts and other obligations of any kind, together with all ledger sheets, files, records and documents relating to any of the foregoing, including without limitation, all computer records, programs, storage media and computer software used or useful in connection therewith, all of the foregoing whether now or hereafter owned or existing or acquired.

(s) "Security Documents" shall mean this Agreement and any other documents securing or purporting to secure obligations of the Debtor and/or the Parent to any of the Obligees and/or Agent, as now or hereafter amended, restated, supplemented or otherwise modified from time to time.

(t) "Trademarks License" shall mean, if any, whether now or hereafterr owned or existing or acquired, any agreement, written or oral, as amended, restated, supplemented or otherwise modified from time to time, providing for the grant by or to the Debtor of any right to use any Trademark.

(u) "Trademarks" shall mean, whether now or hereafter owned or existing or acquired, (i) all trademarks, trade names, corporate names, company names, domain names, corporate names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof,: or otherwise, and (ii) all renewals of any of the foregoing.

The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE 2.
GRANT OF SECURITY INTEREST

2.1 Grant of Security Interest. As collateral security for the prompt and complete payment and performance in full when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, the Debtor hereby grants to the Agent, for the ratable benefit of the Obligees, a security interest in and to, and hereby so pledges and assigns to the Agent, for the ratable benefit of the Obligees, all of the Debtor's now or hereafter owned or existing or acquired or created or arising assets and properties of any and every kind and nature, wherever located, including, without limitation, all of the Debtor's present and future right, title and interest in and to all of the following, whether now or hereafter owned or existing or acquired or created or arising, wherever located (all of such collateral, the "Collateral"):

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents;

(e) all Electronic Chattel Paper;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles, Payment Intangibles and Software, including, without limitation, customer lists, goodwill and licenses and rights under contracts and documents;

(i) all Intellectual Property;

(j) all Instruments and Promissory Notes;

(k) all Inventory;

(1) all Goods;

(m) all Investment Property;

(n) all Letter of Credit Rights;

(o) all Letters of Credit;

(p) all Commercial Tort Claims;

(q) all Receivables;

(r) all Supporting Obligations;

(s) all books and records pertaining to the Collateral;

(t) all money and other property not otherwise described above;

(u) all Debt and other obligations not described above owing to Debtor; and

(v) to the extent not otherwise included, the Closing Account, all Proceeds and Products of any and all of the foregoing and all collateral, security and guarantees given by any Person with respect to any of the foregoing.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES

The Debtor hereby represents and warrants to Secured Party as follows:

3.1 Ownership and Liens. No financing statement, filing or other public notice against existing or future assets or properties of Debtor is on file or of record in any public office, except such as have been filed in favor of the Agent pursuant to this Agreement and except for any financing statements identified on Schedule A.

3.2 Perfected Priority Liens. The security interests granted pursuant to this Agreement constitute perfected security interests in the Collateral in favor of the Agent as collateral security for the Obligations prior to all other Liens except as identified on Schedule A. The Agent's security interest in the Closing Account shall at all times after the earlier of the effective date of Parent's SB-2 Registration Statement and 6 months after the date hereof constitute a first priority and only perfected security interest and the Closing Account and be subject to Debtor's control (as defined in Section 9-104 of the UCC).

3.3 Formation; Location. Debtor was formed under the laws of Delaware, has a mailing address of c/o Anslow & Jaclin, LLP, 195 Route 9, Suite 204, Manalapan, NJ 07726, a taxpayer identification number of   and an organizational identification number of __________ and an organizational identification number of __________.

3.4 Assets. Debtor's only assets and properties were purchased from the Obligees.

3.5 Capital. Debtor has complied with all conditions precedent to Closing as set forth in the Asset Purchase Agreement, including, without limitation, the Capital Requirement and the Debt Financing Requirement described in the Asset Purchase Agreement, and Debtor has received the Initial Paid in Capital. The Closing Account shall have at least $300,000 in it at all times after the earlier of the effective date of Parent's SB-2 Registration Statement and February 26, 2005.

ARTICLE 4.
COVENANTS

Each of the Debtor and the Parent jointly and severally covenants and agrees with the Agent that from and after the date of this Agreement until the Obligations shall have been indefeasibly satisfied in full:

4.1 Delivery of Possession Collateral. If any of the Collateral is evidenced by or constitutes any Instruments, Chattel Paper, Investment Property or money, such Collateral shall be immediately delivered to Agent duly indorsed in a manner satisfactory to Agent, to be held as Collateral pursuant to this Agreement. If any of the Collateral at any time constitutes Deposit Accounts or Securities Accounts or other Collateral where perfection may be obtained by control, upon Agent's request, Agent shall at all times have control of such Collateral pursuant to methods and documentation satisfactory to Agent.

4.2 Maintenance of Perfected Security Interest; Further Documentation.

(a) The Debtor shall at all times have a perfected security interest in all Collateral with priority over all Liens except for the Lien covering Debtor's accounts receivable securing only the Debtor's Permitted Financing, all as more specifically described on Schedule A. The Debtor shall maintain the security interest created by this Agreement as a perfected security interest in all Collateral and shall defend such security interest against the Liens, claims and demands of all Persons whomsoever except Agent except the Lien covering Debtor's accounts receivable securing only the Debtor's guarantee of the Permitted Financing, all as more specifically described on Schedule A.

(b) At any time and from time to time, upon the written request of the Agent, and at the sole expense of the Debtor, the Debtor shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

4.3 Changes in Locations, Name, etc. The Debtor shall not:

(a) permit any of the tangible Collateral to be kept at a location other than the location listed on Schedule B except upon 30 days' prior written notice to Agent; or

(b) except upon 30 days' prior written notice to Agent, change the location of its only offices from those listed on Schedule B or open any additional office; or

(c) change its name, identity, entity type, structure or its jurisdiction of formation.

4.4 Further Identification of Collateral. At the Agent's request, the Debtor shall furnish to the Agent from time to time (but in no event later than 30 days after the applicable request) statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Agent may request, all in reasonable detail.

4.5 Notices. The Debtor shall advise the Agent promptly, in reasonable detail, of:

(a) any Lien (other than security interests created hereby and the Lien identified on Schedule A) on any of the Collateral; and

(b) of the occurrence of any other event which could reasonably be expected to result in a material adverse change in the aggregate value of the Collateral or on the security interests created hereby.

4.6 Prohibition of Fundamental Changes. The Debtor shall not enter into any transaction of merger or consolidation, or change its form of organization or business, or engage in any business which is a business line or type of business which is different from the business line or type of business that was engaged in by Obligees before the date hereof, or liquidate or dissolve (or suffer any liquidation or dissolution), or purchase or otherwise acquire all or substantially all or a material portion of the assets of any Person, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all or a material portion of its assets (whether now owned or hereafter acquired) to any Person or enter into any transaction outside the ordinary course of its business.

4.7 Transactions with Affiliates. The Debtor shall not enter into any transaction with any Affiliate or any other Person, including, without limitation, the purchase, sale or exchange of property or the rendering of any service or any other transaction or agreement or payment for overhead or rent or intercompany charges, except in the ordinary course of and pursuant to the reasonable requirements of the Debtor's business and upon fair and reasonable terms no less favorable to the Debtor than it would obtain in a comparable arm's length transaction with a Person not an Affiliate. Without limiting the foregoing, no indemnification or other payment shall be made by Debtor to Parent in connection with the Share Exchange Requirement as defined in the Asset Purchase Agreement or documents now or hereafter relating thereto.

4.8 Debt. The Debtor shall incur or permit to exist or be liable for any Debt except Debt in favor of the Obligees as contemplated by the Ancillary Documents, Debt in respect of trade payables and purchase money financing for specific items of equipment incurred in the ordinary course of business and the Permitted Financing secured solely by Debtor's accounts receivable. The aggregate amount owing in respect of the Permitted Financing shall not exceed $1,500,000 from August 26, 2004 through August 26, 2005, $2,000,000 from August 27, 2005 through August 26, 2006, $3,000,000 from August 27, 2006 through August 26, 2007 and $4,000,000 from August 27, 2007 through August 26, 2008. The Debtor and Parent shall not default in respect of the Permitted Financing or breach any term of any documents relating to said financing.

4.9 Abandonment. The Debtor and the Parent shall not abandon the operation of Debtor's business or otherwise cease to diligently pursue the operation of Debtor's business.

4.10 Amendments. The Debtor shall not amend or modify its Certificate of Incorporation or Bylaws in any material respect without the prior written consent of Secured Party.

4.11 Distributions. The Debtor shall not directly or indirectly, declare or pay any distributions or dividends, or purchase, redeem, retire, or otherwise acquire for value any of its securities now or hereafter outstanding, or make any dividends or distribution of assets to its shareholders or other shareholders, whether in cash, assets, or in obligations or other property of the Debtor, or allocate or otherwise set apart any sum for the payment of any distribution or dividends on, or for the purchase, redemption, or retirement or acquisition of any of its stock or equity or make any other distribution or dividends by reduction or return of capital or otherwise in respect of any of its stock.

4.12 Salaries. The Debtor shall not directly or indirectly pay or provide any salaries, wages, commissions, bonuses or other compensation except for services rendered to the extent any such salaries, wages, commissions, bonuses and compensation are consistent with Obligees' past practice; provided, however, the foregoing shall not prohibit payments to Ralph Clark consistent with his employment agreement as in effect from time to time.

4.13 Liens. The Debtor shall not create or permit or suffer to exist any Lien on any of its assets or properties except as created pursuant to this Agreement and purchase money liens covering only specific items of equipment and a security interest on Debtor's accounts receivable securing only the Debtor's Permitted Financing.

4.14 Initial Paid in Capital. The Initial Paid in Capital shall be used by Debtor in the ordinary course of its business and shall not be paid out until all Obligations have been indefeasibly satisfied in full. The Closing Account shall at all times after the earlier of the effective date of Parent's SB-2 Registration Statement and February 26, 2005 have at least $300,000 in it and shall always be subject to Agent's first priority and only perfected security interest.

4.15 Payment of Taxes and Claims. The Debtor shall pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of the Collateral, and all claims or obligations that, if unpaid, could become a Lien, upon any Collateral or any part thereof.

4.16 No Violation of Laws. Debtor shall comply in all material respects with all Laws applicable to it.

4.17 Possession. Where Collateral is in the possession of a third party, Debtor will join with Agent in notifying the third party of Agent's security interest and obtaining an acknowledgement from the third party that it is holding the Collateral for the benefit of Agent. Debtor shall cooperate with Agent in obtaining third party consents (e.g., landlord consents) to assist Debtor in exercising its rights under this Agreement.

4.18 Control. Debtor will cooperate with Agent in obtaining control with respect to Collateral consisting of: (a) Deposit Accounts, (b) Investment Property, (c) Letter of Credit Rights, and (d) Electronic Chattel Paper. Debtor shall promptly notify Agent of any Commercial Tort Claims and cooperate with Agent in amending this Agreement to describe such Commercial Tort Claims and otherwise perfect Agent's security interest in such Commercial Tort Claims.

4.19 Inspection. The Agent may inspect any Collateral in the Debtor's possession and the Debtor's books and records, at any time upon reasonable prior notice.

4.20 Agent's Collection Rights. Agent shall have the right at any time after or during an Event of Default to enforce Debtor's rights in respect of the Accounts and Debtor's rights against its account debtors and obligors. Debtor hereby irrevocably authorizes Agent at any after or during an Event of Default to at any time contact and communicate with Debtor's customers, manufacturers, accountants and other professionals and Debtor shall, upon Agent's request, contact all such persons to confirm said authorization.

4.21 Risk of Loss. Debtor has the risk of loss of the Collateral.

4.22 No Collection Obligation. Agent has no duty to collect any income accruing on the Collateral or to preserve any rights relating to the Collateral.

4.23 Minimum Working Capital. Debtor shall at all times maintain a minimum "working capital" of at least $2,000,000. "Working Capital" shall mean Debtor's cash plus accounts receivable less all current liabilities, all as determined in accordance with GAAP, as hereafter defined.

4.24 No Disposition of Collateral. Agent does not authorize, and Debtor agrees not to make any sales, leases, licenses, transfers or other dispositions of any kind of any of the Collateral except for sales of obsolete or worn-out equipment.

4.25 Financial Information and Compliance Certificates.

(a) Debtor shall keep its books of account in accordance with generally accepted accounting principles consistently applied ("GAAP");

(b) Debtor shall deliver to the Agent annually, as soon as available, but in any event within 90 days after the last day of each of the Debtor's fiscal years, a balance sheet of the Debtor, as at the last day of such fiscal year, and statements of income and retained earnings and statements of cash flows, for such fiscal year, each prepared in accordance with GAAP consistently applied, and in reasonable detail and all reviewed by independent certified public accountants reasonably satisfactory to the Agent and certified in a certificate of the President or chief financial officer of the Debtor as fairly presenting the financial position and the results of operations of the Debtor for the period then ended and as having been prepared in accordance with GAAP consistently applied;

(c) Debtor shall deliver to the Agent, as soon as available, but in any event within forty-five (45) days after the end of each of the Debtor's fiscal quarters in each fiscal year, a balance sheet of the Debtor, as at the last day of such quarter, and statements of income and retained earnings and statements of cash flows for such three month period, each prepared in accordance with GAAP consistently applied, in reasonable detail and certified in a certificate of the President or chief financial officer of the Debtor as fairly presenting the financial position and the results of operations of the Debtor for the period then ended and as having been prepared in accordance with GAAP consistently applied; and

(d) Debtor shall deliver to the Agent at the same time as the Debtor delivers the financial statements required under the provisions of Sections 4.25(a) and (b) hereof, a certificate signed by the President and the chief financial, or accounting officer of the Debtor, to the effect that no Event of Default has occurred together with calculations demonstrating compliance with Section 4.23 of this Agreement as of the date of the balance sheet included within said financial statements. Debtor shall also deliver to the Agent, within 15 days after the end of each month, reasonable calculations demonstrating compliance with Section 4.23 of this Agreement as of the end of the immediately preceding month.

(e) After an Event of Default, at Agent's request, all of the foregoing financial statements (as required by Agent) shall be audited and be accompanied by an unqualified opinion of a firm or certified public accountants satisfactory to Agent.

(f) Within 15 days after expiration of the immediately preceding month, Debtor shall deliver to Agent a calculation of the previous month's Gross Profits (as defined in the Asset Purchase Agreement) and Net Sales (as defined in the Asset Purchase Agreement) covering each of the 12 months after the date hereof together with copies of all background information supporting said calculations.

(g) Debtor shall also deliver Agent promptly after any request such other financial information as shall be requested by Agent.

4.26 Insurance. Debtor shall maintain in full force and effect insurance with responsible and reputable insurance companies or associations in accordance with Schedule B hereof and other insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Debtor operates. Agent shall at all times be the loss payee on all such casualty or other similar insurance policies and each of the Agent and the Obligees shall at all times be an additional insured on all liability or similar insurance maintained by Debtor and such insurance shall provide that it cannot be cancelled without providing 30 days' prior written notice to Agent. Upon Agent's request, Debtor shall provide Agent with evidence reasonably satisfactory to the Agent that all of the above insurance is in full force and effect.

4.27 SB-2 Registration Statement. Parent's SB-2 Registration Statement shall be effective on or before the date which is six months after this date.

ARTICLE 5.
OTHER PROVISIONS

5.1 Agent Appointed Attorney-in-Fact. The Debtor hereby irrevocably appoints the Agent as the Debtor's attorney-in-fact, with full authority in the place and stead of the Debtor and in the name of the Debtor, at any time, to take any action and to execute any instrument which the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to execute and/or file documents to be of public record covering the Collateral and notify third parties of Agent's security interest and take any actions deemed necessary or advisable by Agent to perfect or protect its security interest in the Collateral;

(b) after an Event of Default, to pay and discharge taxes, Liens or other encumbrances levied or placed on or threatened against the Collateral, and to ask, demand, collect, sue for, recover, settle, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) after an Event of Default, to receive, endorse, assign, and collect any and all checks, notes, drafts and other negotiable and non-negotiable instruments, Documents and Chattel Paper, and the Debtor waives notice of presentment, protest and non-payment of any Instrument, Document or Chattel Paper so endorsed or assigned;

(d) after an Event of Default, to file any claims or take any action or institute any proceedings which the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral;

(e) after an Event of Default, to sell, transfer, assign or otherwise deal in or with the Collateral or the proceeds or avails thereof, as a secured party;

(f) after an Event of Default, to make any reasonable allowances and other reasonable adjustments with respect to any of the Collateral;

(g) after an Event of Default, to sign the Debtor's name on any document, on invoices relating to any Account, on drafts against customers, on schedules of assignments of Accounts, on checks from investors, on notices of assignment, on verifications of accounts, and on notices to customers;

(h) after an Event of Default, to notify the post office authorities to change the address for delivery of the Debtor's mail to an address designated by the Agent;

(i) after an Event of Default, to receive, open and dispose of all mail addressed to the Debtor;

(j) after an Event of Default, to do all that Agent deems necessary to withdraw any and all monies from any Deposit Account or other account;

(k) after an Event of Default, to send requests for verification of accounts to the Debtor's customers;

(l) after an Event of Default, to deliver any notices which Agent deems appropriate to the telephone company controlling Debtor's telephone lines; and

(m) after an Event of Default, to take any and all actions with regard to the Receivables.

The Debtor hereby ratifies and approves all acts of the Agent, as its attorney in-fact, taken pursuant to and in accordance with this Section 5.1, and the Agent, as its attorney-in-fact, will not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or Law other than acts constituting intentional misconduct. This power, being coupled with an interest, is irrevocable so long as this Agreement remains in effect.

The Debtor hereby agrees to take all actions and execute and file all documents deemed necessary or desirable by Agent to create, perfect and/or protect Agent's security interest in the Collateral and/or the priority thereof.

5.2 Remedies.

(a) Should an Event of Default occur, Debtor will pay Agent all costs reasonably incurred by the Agent or the Obligees for the purpose of enforcing its rights hereunder or under any of the Ancillary Documents, including, without limitation:

(i) costs of foreclosure;

(ii) costs of obtaining money damages; and

(iii) a reasonable fee for the services of attorneys employed by Agent or the Obligees for any purpose related to this Agreement, the Ancillary Documents or the Obligations, including, without limitation, consultation, drafting documents, sending notices or instituting, prosecuting or defending litigation or arbitration.

(b) If any Event of Default shall have occurred, the Agent may pursue any remedy available at law (including, without limitation, those available under the provisions of the UCC) or in equity to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise, and all rights and remedies of a secured party on default under any applicable Uniform Commercial Code. Upon any Event of Default, Agent shall have the right to pursue any of the following remedies separately, successively or simultaneously:

(i) File suit and obtain judgment and, in conjunction with any action, Agent may seek any ancillary remedies provided by law, including levy of attachment and garnishment.

(ii) Take possession of any Collateral if not already in its possession without demand and without legal process. Upon Agent's demand, Debtor will assemble and make the Collateral available to Agent as it directs. Debtor grants to Agent the right, for this purpose, to enter into or on any premises where Collateral may be located.

(iii) Without taking possession, sell, lease or otherwise dispose of the Collateral at public or private sale in accordance with the UCC or any applicable Uniform Commercial Code.

(iv) Exercise all rights and remedies of a secured party under any applicable Uniform Commercial Code in respect of the Closing Account and any other Collateral.

(c) No delay or omission by Agent to exercise any right or remedy by accruing upon any Event of Default shall: (i) impair any right or remedy, (ii) waive any Event of Default or operate as an acquiescence to the Event of Default, or (iii) affect any subsequent Event of Default of the same or of a different nature.

(d) Agent shall give Debtor such notice of any private or public sale as may be required by the UCC.

(e) Agent has no obligation to clean-up or otherwise prepare the Collateral for sale.

(f) Agent has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Agent may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Agent's rights against Debtor. Debtor waives any right it may have to require Secured Party to pursue any third Person for any of the Obligations. Parent hereby guarantees, as a guaranty of payment, all of Debtor's obligations under the Ancillary Documents.

(g) Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

(h) Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

(i) If Agent sells any of the Collateral upon credit, Debtor will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Debtor shall be credited with the proceeds of the sale.

(j) In the event Agent or any of the Obligees purchases any of the Collateral being sold, Agent or the Obligees may pay for the Collateral by crediting some or all of the Obligations of the Debtor.

(k) Agent has no obligation to marshal any assets in favor of Debtor, or against or in payment of any of the Obligations or any other obligation owed to Agent or any of the Obligees by Debtor or any other Person.

(1) In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, Debtor irrevocably waives (i) the posting of any bond, surety or security with respect thereto which might otherwise be required, (ii) any demand for possession prior to the commencement of any suit or action to recover the Collateral, and (iii) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment.

(m) The Agent shall have the right, in addition to any rights and remedies provided hereunder, under any Ancillary Documents, and at law, without prior notice to the Debtor, to set-off and appropriate and apply any and all deposits and any other credits, indebtedness or claims, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Agent or any of the Obligees to or for the credit or the account of the Debtor or any of its Affiliates. No right of set-off shall be deemed to have been waived by any act or conduct on the part of the Agent or the Obligees, or by any neglect to exercise such right of set-off, or by any delay in doing so. Every right of set-off shall continue in full force and effect until specifically waived or released by an instrument in writing executed by the Agent.

(n) The enumeration of the foregoing rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies the Agent may have under the UCC or other applicable law or any of the Ancillary Documents. The Agent shall have the right, in its sole discretion, to determine which rights and remedies, and in which order any of the same, are to be exercised, and to determine which Collateral is to be proceeded against and in which order and the exercise of any right or remedy shall not preclude the exercise of any others, all of which shall be cumulative.

ARTICLE 6.
MISCELLANEOUS PROVISIONS

6.1 Severability. Should any provision of this Agreement be found to be void, invalid or unenforceable by a court of competent jurisdiction, that finding shall only affect the provisions found to be void, invalid or unenforceable and shall not affect the remaining provisions of this Agreement.

6.2 Amendments in Writing; No Waiver; Cumulative Remedies.

(a) Amendments in Writing. None of the terms or provisions of this Agreement may be amended, supplemented or otherwise modified except by a written instrument executed by the Debtor and the Agent.

(b) No Waiver by Course of Conduct. The Agent shall not by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Agent, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Agent would otherwise have on any future occasion. Any waiver, to be valid, must be in writing.

(c) Remedies Cumulative. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law or any documents.

6.3 Further Assurances. To the extent that under existing law, it is impossible for Secured Party to obtain a perfected security interest in any item of Collateral, and the law is changed to make it possible for the Agent to obtain a perfected security interest in such item of Collateral, the Debtor agrees to execute such documentation and take all actions as are reasonably requested by Agent to provide Agent with a perfected security interest in such item of Collateral.

6.4 Section Headings. The Section and subsection headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

6.5 Successors and Assigns. This Agreement shall be binding upon the Debtor and the successors and assigns of the Debtor and all persons who become bound as a debtor to this Agreement and shall inure to the benefit of the Agent and the Obligees and their respective successors and assigns. Debtor may not assign, delegate or transfer its obligations or rights under this Agreement. Each of Agent and the Obligees may assign or transfer its rights and/or obligations under this Agreement without notice to Debtor or Debtor's consent. If an assignment is made, Debtor shall render performance under this Agreement to the assignee. Debtor waives and will not assert against any assignee any claims, defenses or set offs which Debtor could assert against Agent or any Obligee except defenses which cannot be waived.

6.6 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without giving effect to conflict of laws principles, except to the extent that the UCC requires the application of the laws of other jurisdictions.

6.7 Addresses For Notices. Any notice, request, information or other document to be given pursuant to this Agreement shall be in writing and shall be given by hand delivery, telecopier, certified or registered U.S. mail, or a reputable overnight courier service which provides evidence of its receipt as part of its service, as follows:

if to the Agent:	c/o Tannenbaum Helpern Syracuse & Hirschtritt LLP 900 Third Avenue New York, NY 10022-4775 Attention: Joel A. Klarreich, Esq. Telecopier No.: (212) 371-1084

if to Debtor:	c/o Anslow & Jaclin, LLP 195 Route 9, Suite 204 Manalapan, NJ 07726 Attention: Gregg Jaclin, Esq. Telecopier No.:________________

Debtor or Agent may change the address or telecopier number to which notices under this Agreement are to be sent to it by giving written notice of such change as herein provided. Any notice given hereunder shall be deemed given on the date of hand delivery, transmission by telecopier, deposit with the U.S. postal service or delivery to a courier service, as appropriate. Any notice or document signed or to be signed by Agent under or in connection with this Agreement, to be effective, must be signed by two officers of Agent.

6.8 Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the indefeasible payment in full of all Obligations.

6.9 No Limitation on Remedies. This Agreement is in addition to, and not in limitation of, any other rights and remedies the Secured Party may have by virtue of any other instrument securing the Obligations or any other documents or by law or otherwise.

6.10 Agent. The Agent, in its capacity as agent, shall be presumed at all times and in all instances to be acting on behalf of and for the ratable benefit of the Obligees.

6.11 Appointment. Each Obligee hereby irrevocably designates and appoints Parker, Clark Data Processing, Inc. as the agent of such Obligee under this Agreement, and each such Obligee irrevocably authorizes Agent as the Agent for such Obligee, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other document or otherwise exist against the Agent. The Agent, among other things, is hereby authorized by the Obligees to act as the agent of the Obligees for purposes of perfecting the security interest in the Collateral, holding all Collateral and exercising remedies in connection therewith. Agent may apply the Collateral and the Proceeds of the Collateral to such Obligations and in such order and preference as it sees fit in its sole discretion.

6.12 Delegation of Duties. The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

6.13 Exculpatory Provisions. To the maximum extent permitted by applicable law, neither the Agent nor any of its officers, directors, shareholders, partners, employees, agents or attorneys-in-fact shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other document.

6.14 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon (a) any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telex, fax or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and (b) advice and statements of legal counsel (including, without limitation, counsel to the Debtor), independent accounts and other experts selected by the Agent. The parties hereto agree Agent and Obligees can rely on any representation, warranty, covenant or agreement in this Agreement or any Ancillary Document without regard to any investigation or knowledge or any other fact or circumstance.

6.15 Agent in Its Individual Capacity. With respect to Obligations owing to Agent, the Agent shall have the same rights and powers under this Agreement and other documents as any Obligee and may exercise the same as though it were not the Agent, and the terms "Obligee" and "Obligees" shall include Parker, Clark Data Processing, Inc. or any other Agent in its individual capacity.

6.16 Successor Agent.

(a) The Agent may resign as Agent upon ten days' notice to the Obligees. If the Agent shall resign as Agent under this Agreement, then the Obligees, on whatever basis they agree to, shall appoint from among .the Obligees a successor Agent for the Obligees.

(b) Upon such appointment, (i) the successor agent shall succeed to the rights, powers and duties of the Agent, (ii) the term "Agent" shall mean such successor agent effective upon its appointment, and (iii) the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Obligations.

(c) After any retiring Agent's resignation as Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

(d) The Debtor and the Obligees shall execute all documents reasonably required by the Obligees to provide the new Agent for the ratable benefit of the Obligees, with a perfected security interest in the Collateral with the priority intended by this Agreement and all collateral in which the Agent purportedly has a security interest.

6.17 Waiver of Trial by Jury; Waiver and Other Agreements. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, AND ANY SUCH TRIAL SHALL BE CONDUCTED SOLELY BY A JUDGE. EACH OF THE PARTIES CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF EITHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH PARTY AGREES AND ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY INDEPENDENT COUNSEL IN CONNECTION WITH THIS AGREEMENT OR BEEN ADVISED THAT IT SHOULD BE REPRESENTED BY INDEPENDENT COUNSEL IN CONNECTION WITH THIS AGREEMENT. IF ANY PARTY HAS DECIDED NOT TO BE REPRESENTED BY INDEPENDENT COUNSEL IN CONNECTION WITH THIS AGREEMENT, IT IRREVOCABLY AND FOREVER WAIVES ANY AND ALL DEFENSES OR RIGHTS ARISING OUT OF OR RELATED TO SAID DECISION.

6.18 Construction of Certain Words. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in either the masculine, the feminine and the neuter. The word "will", as used in this Agreement, shall be mandatory and have the same meaning as the word "shall".

6.19 Jurisdiction. Debtor hereby consents to the non-exclusive jurisdiction of any state or federal court located within the state of New York or New Jersey. Debtor waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forum non conveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth in this Agreement and that service so made shall be deemed to be completed upon the earlier of actual receipt or ten (10) days after the same shall have been posted or dispatched. Nothing contained in this paragraph shall affect the right of Agent to enforce any judgment obtained in a New York or New Jersey court in any other court or serve legal process in any other manner permitted by law.

6.20 Drafting byAll. This Agreement shall be construed without regard to the principal that a contract should be construed against the draftsperson, and the parties to this Agreement shall be deemed equal draftspersons of this Agreement.

6.21 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

6.22 Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Secured Party or any Obligee hereunder or pursuant hereto or under any of the Ancillary Documents is rescinded or must otherwise be restored or returned by the Secured Party or any Obligee upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Debtor or any other Person or upon the appointment of intervenor or conservator of, or trustee or similar official for, Debtor or any other Person or any substantial part of its or his assets, or upon the entry of an order by a bankruptcy court avoiding the payment of such amount, all as though such payments had not been made, or for any other reason.

6.23 Costs and Expenses. Debtor shall promptly pay (a) all filing fees and taxes of any kind or nature and in connection with the filing of financing statements in connection with any of this Agreement or any Ancillary Document, and (b) all costs and expenses of the Agent and Obligees, including without limitation, reasonable attorneys' fees and disbursements, (i) resulting from Debtor's breach of this Agreement or any Ancillary Document, (ii) in connection with the enforcement of rights and remedies and collection of amounts owing under this Agreement or any Ancillary Document, and/or (iii) relating to this Agreement or any Ancillary Document or the amendment or modification of any of the foregoing.

6.24 Gender. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in either the masculine, the feminine and the neuter. Unless the context clearly requires otherwise, the word "will" is intended to be mandatory and have the same meaning as the word "shall", and the words herein or hereunder or words of similar import shall mean this Agreement as a whole and shall not be a reference to any specific Section or paragraph of this Agreement.

6.25 Entire Agreement. This Agreement (including, without limitation, for clarification purposes, all exhibits and schedules to this Agreement which constitute a part of this Agreement) contains the entire agreement of the parties hereto with respect to the matters addressed in this Agreement and there are no representations, warranties, agreements, understandings or conditions, expressed or implied, relating to the matters addressed in this Agreement except as contained in this Agreement. Nothing contained in this Section shall limit the effect of the other Ancillary Documents.

6.26 Closing Account. The Closing Account shall be subject to Agent's remedies after an Event of Default. After the Obligations have been indefeasibly satisfied in full, the Closing Account shall be closed and all remaining monies in the Closing Account shall be disbursed to Debtor. Debtor and Parent hereby agree and covenant not to take any monies out of the Closing Account until all Obligations have been indefeasibly satisfied in full.

6.27 Permitted Financing. Without limiting Agent's or Obligees' other rights or remedies, each of Debtor and Parent hereby covenants that it shall not assert any subordination or intercreditor agreement as a defense to their obligations.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

SCHEDULE A

None, except that Capital Growth Asset Based Bridge Loan Fund II, LLC has a security interest in Debtor's accounts receivable only securing the Permitted Financing.

SCHEDULE B

535 Fifth Avenue
New York, NY 10017

Debtor shall maintain such insurance which is consistent with the existing Obligees' past practice and all such insurance shall name the Obligees and this shareholders as additional insureds in receipt of all such insurance and loss payee regarding all casualty insurance. The foregoing is in addition to the requirements of Section 4.26 of this Agreement and the requirements of the Asset Purchase Agreement.